EXHIBIT 10.2

April 5, 2016

Korstiaan Zandvliet CEO & President Symbid Corporation Marconistraat 16
3029 AK, Rotterdam
The Netherlands

Dear Korstiaan,

This letter is to inform you that I am resigning as a member of the Symbid Corp Board of Directors, effective immediately.

It has been my pleasure to serve on the board in the past year, and I appreciate the opportunity. However, I feel it is the best option for me to step down due to our different views in the company’s strategic direction. I can no longer effectively contribute to the organization’s current plans.

I wish the organization the best for the future.

Sincerely,

Vincent Lui

Cc: Hendrik Kasteel, Jerome Koelewijn, Michiel Buitelaar, Robin Slakhorst, Maarten van der Sanden